Exhibit 15.01

July 28, 2016

To the Board of Directors and Stockholders of

The Hartford Financial Services Group, Inc.

Hartford, CT

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial information of The Hartford Financial Services Group, Inc. and subsidiaries for the three-month periods ended March 31, 2016 and 2015, and have issued our report dated April 28, 2016, and for the three- and six-month periods ended June 30, 2016, and 2015, and have issued our report dated July 28, 2016. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, as amended, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Hartford, CT